Exhibit 16.1

September 17, 2012

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:

Sollensys Corp. (formerly Health Directory, Inc.)

Commission File Number (333-174581)

Commissioners:

We have read Item 4.01 of Form 8-K dated September 17, 2012, of Sollensys Corp. (formerly Health Directory, Inc.) (the "Company") and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audits as of March 31, 2012 and 2011 and the related statements of operations, Stockholders’ equity (deficit) and cash flows for the fiscal years then ended, and for the period from September 29, 2010 (inception) through March 31, 2012 and our reviews of interim financial statements.

/s/Li & Company, PC

Li & Company, PC